Exhibit 10-4

IRREVOCABLE LICENSE & ROYALTY AGREEMENT

This IRREVOCABLE LICENSE & ROYALTY AGREEMENT (“Agreement”) is entered into as of December 31, 2020 by SG 77, Inc. a Delaware corporation (“SG”) and Giora Rozensweig (“GR”)

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of April 27, 2021, among the World Health energy Holdings, Inc. (“WHEN”), R2GA, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“WHEN”), UCG, Inc., a Florida corporation (“Seller”), SG 77 Inc., a Delaware corporation and wholly-owned subsidiary of Seller (“SG”), and RNA Ltd., an Israeli company and a wholly owned subsidiary of SG (“RNA”), whereby SG became a direct and wholly owned subsidiary of WHEN and RNA indirect wholly owned subsidiary of the Company.Exchange & Acquisition Agreement dated August 10, 2011

WHEREAS, pursuant to the Merger Agreement, SG acquired from GR certain technology relating and all the Intellectual Property arising out of or related to the technology (“Technology”);

WHEREAS, GR is the chief executive officer of WHEN;

WHEREAS, the Technology currently resides wholly and exclusively in GR; and

WHEREAS, the parties desire to irrevocably license the Technology to SG;

WHEREAS, in exchange for various consideration in exchange for licensing the Technology to GS, WHEN and SG have agreed to grant GR a royalty interest in any and all revenues generated by SGS/WHEN or any affiliate (hereinafter the “WHEN Group”) from any source throughout the world (“Royalty Territory”) from the exploitation, utilization or commercialization of the Technology.

WHEREAS, the parties intend that such license to use the Technology will be an exclusive license;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows.

1. DEFINITIONS

1.1 Affiliate means, with respect to any specified person, any other person which controls, is under common control with, or is controlled by such specified person.

1.2 Gross Revenues means the gross revenue collected and realized by WHEN Group or its Affiliates during the Term from any and all commercial endeavors in the Royalty Territory directly or indirectly involving the Technology.

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1.4 Royalty means one and one half percent (1.5%) of the annual Gross Revenues from the sale or lease of the products utlizing the Technology; provided, that such Royalty shall become payable after the WHEN Group has recoded Reveneus in an aggregate amount of $200,000.

1.5 Term means the period commencing as of the date of this Agreement and shall continue for a period of fifteen (15) years.

2. ROYALTIES

2.1 License. GR hereby irrevocably and exclusively grants a world-wide license to SG of all of his rights to the Technology (“License”) in exchange for the payment by WHEN Group to GR of any Royalty accruing under this Agreement on a quarterly basis in arrears. This License shall provide SG with the exclusive right to exploit, utilize and commercial the Technology for the Term.

2.2 Payment. Within sixty (60) days after the end of each fiscal quarter during the Term, WHEN Group shall submit to GR a statement in writing indicating the Gross Revenues during the previous calendar quarter and a calculation of the Royalty due along with payment of the appropriate Royalty amount (“Royalty Statement”). Upon termination or expiration of this Royalty Agreement, all past due Royalties shall be accelerated and shall immediately become due and payable.

2.3 Sub Licenses. WHEN Group may sub license the Technology. Any revenue derived from sub licensing shall be included in the calculation of Gross Revenue for purposes of determining Royalty payments due GR.

2.4 Audit. WHEN Group agrees to maintain accurate and complete records of all Gross Revenues and Royalty payments made pursuant to this Royalty Agreement (the “Records”). The Records will be retained for a period of at least one (1) year following the date a Royalty payment is made to GR hereunder. With prior written notice of at least thirty (30) days, WHEN Group agrees to permit GR or any person or entity designated by GR to examine and audit the Records, provided that WHEN Group may require such third party representative to sign a non-disclosure agreement prior to any such disclosure. The audit will be conducted during normal business hours at the place the Records are normally maintained and will not unreasonably disrupt the business of WHEN Group. In the event such audit discloses an underpayment or overpayment of Royalties due hereunder, the appropriate party will promptly remit the amounts due to the other party within thirty (30) days. Such audit shall be conducted at GR’s expense; unless a discrepancy or error resulting in an under-payment exceeding five percent (5%) of the amount actually due is found in conjunction with audit, in which case, the cost of such audit shall be borne by WHEN Group. Prompt adjustment shall be made by the appropriate party to compensate for any errors or omissions disclosed by such audit.

3. TERMINATION AND TRANSFER

3.1 Termination. Notwithstanding the Term, this Royalty Agreement shall terminate upon written notice from one party to the other if the party receiving such notice is in material breach of its obligations hereunder, or if any of its representations hereunder prove false or misleading, and the same is not cured within thirty (30) days from that date of such notice.

3.2 Sale or Transfer. WHEN Group is prohibited from selling or otherwise transferring the Technology without the written consent from GR. Any attempt to sell or transfer the Technology without the written consent of GR shall be void ab initio.

4. RIGHTS OF WHEN GROUP

4.1 Title. WHEN Group acknowledges GR’s ownership of the Technology and shall not at any time do or suffer to be done any act or thing which will in any way impair the rights of GRSEER in and to the Technology.

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4.2 Regulatory Filings. WHEN Group will be responsible, at its sole discretion, for obtaining and maintaining any and all regulatory approvals necessary or useful for the marketing, placement, promotion or exploitation of the Technology. GR shall provide any documents requested by WHEN Group in connection with obtaining and maintaining such approvals.

4.3 Product Design. WHEN Group shall be entitled, in its sole discretion, to make any improvements or adjustments to the Technology as it deems necessary or desirable.

4.4 Intellectual Property Rights. GR represents and warrants that no filing with, consent, approval, authorization, order, registration, or qualification of any third party is necessary for or required for the valid execution, delivery and performance by GR of its obligations under this Agreement. In furtherance thereof, GR represents and warrants that the Technology, with respect to either design or operation, and the GR IP will not result in a default of or breach by GR under any third-party agreement or its affiliates with respect to the Technology.

4.5 Intellectual Property Enforcement Rights. WHEN Group may enforce any patent, trade secrets or other intellectual property rights related to the GR Technology against infringers, and receive damages awarded against the infringers in any such enforcement actions. Each party shall: (a) at the other’s written request, execute all instruments and take all other steps necessary to assist in any intellectual property right enforcement efforts; and (b) immediately notify the other in writing in the event it learns of any claim or act of any third party that constitutes or may constitute or result in the infringement or any other violation of the intellectual property rights in the GR IP or Technology.

5. REPRESENTATIONS AND WARRANTIES.

5.1 Representations and Warranties of WHEN Group. WHEN Group represents and warrants that it has the requisite organizational authority and power to enter into this Agreement.

5.2 Representations and Warranties of GR. GR represents and warrants that it has the requisite organizational authority and power to enter into this Agreement; that its contributions to the Technology and the GR IP will not, to its knowledge, infringe or misappropriate any patent, copyright, trade secret or other intellectual property right of any third party; that no third party has any rights, intellectual property or otherwise, in the GR IP; and that its performance hereunder are not subject to any restriction or limitation, contractual or otherwise, and will not constitute a breach of any agreement or commitment to which it is bound.

6. MISCELLANEOUS

6.1 Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous understandings or agreements, whether written or oral, regarding such matter.

6.2 Binding Agreement: Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of WHEN Group and GR. Neither party shall assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that no such consent shall be required for any assignment by a party of this Agreement or any rights or obligations hereunder to any: (i) Affiliate of such party; or (ii) successor pursuant to a merger, consolidation or sale of all or substantially all of its assets. Any attempted assignment in violation of this Section shall be void ab initio. Any permitted assignee or successor of a party shall be bound by all the terms and conditions of this Agreement, including, but not limited to, the applicable Royalty payments to GR.

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6.3 Amendment and Waiver. This agreement may be amended or any provision of this Royalty Agreement may be waived only if such amendment or waiver is set forth in a writing executed by all parties. The failure of any party to enforce any provision or the right of such party thereafter to enforce such provision or any other provision of this Royalty Agreement shall not constitute a waiver of such provision.

6.4 Relationship of Parties. The parties agree that nothing in this Agreement shall be construed to create the relationship of employer and employee between the parties. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Royalty Agreement. No party shall act or represent or hold itself out as having authority to act as an agent or partner of any other party, or in any way bind or commit the other party to any obligations.

6.5 Severability. The illegality, invalidity or unenforceability of any part of this Agreement shall not affect the legality, validity or enforceability of the remainder of this Agreement. If any part of this Royalty Agreement shall be found to be illegal, invalid or unenforceable, this Royalty Agreement shall be given such meaning as would make this Agreement legal, valid and enforceable in order to give effect to the intent of the parties.

6.6 Waiver. No waiver by either party of any condition or of any breach of any term contained in this Agreement shall be deemed a waiver of such condition or term.

6.7 Governing Law Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions thereof. The parties shall submit all disputes which arise under this Agreement to binding arbitration to be conducted under the applicable rules and regulations of the AAA and in Delaware for resolution.

6.8 Notices. All notices under this Agreement shall be in writing and sent by first class mail or by reputable courier service to the addresses of the respective parties to such address as the party may hereafter specify by written notice so given. Notices shall be effective upon receipt at the location of the specified address. Either party may change its address for notice purposes by providing written notice of the change of address to the other party.

6.9 Counterparts. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both together shall be deemed to be one and the same agreement.

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In WITNESS WHEREOF and intending to be legally bound hereby, the parties have executed this Irrevocable License & Royalty Agreement as of the dates set forth below.

SG 77 INC.	/s/ Giora Rozensweig
GIORA ROZENSWEIG

By:	/s/ Giora Rozensweig
Name	Giora Rozensweig
Title	Director

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